SIRIUS TO AUGMENT SATELLITE CONSTELLATION

Space Systems/Loral to Design and Build Additional Satellite for SIRIUS

SIRIUS Reaffirms Free Cash Flow Guidance

NEW YORK –June 8, 2006 - SIRIUS Satellite Radio (NASDAQ: SIRI) announced that it has entered into an agreement with Space Systems/Loral, a subsidiary of Loral Space & Communications (NASDAQ: LORL), for the design and construction of a new satellite that will be one of the most advanced and powerful communications satellites ever built.

Construction of the satellite is expected to be completed in the fourth quarter of 2008. SIRIUS plans to launch the satellite on a Proton rocket under a contract previously announced between SIRIUS and International Launch Services (ILS). The satellite will be launched into a geostationary orbit to complement SIRIUS’ existing three satellites, which were also manufactured by Space Systems/Loral and operate in a highly elliptical geosynchronous orbit. This unique hybrid constellation will provide unparalleled redundancy, enhanced coverage and exceptional performance.

“This investment in next generation space technology will improve SIRIUS’ already exceptional service experience,” said Mel Karmazin, CEO of SIRIUS. “Not only will this satellite support our other three satellites currently in orbit, but it will also improve reception for all SIRIUS subscribers whether they are in their car, office, home or jogging in the park.”

The aggregate cost of designing, building, launching and insuring the launch of the satellite will be approximately $260 million.  As part of its commitment to SIRIUS, Loral has agreed to provide a $100 million vendor financing facility. SIRIUS has no current plans to draw under the vendor financing facility.

SIRIUS continues to expect that its first quarter of positive free cash flow, after capital expenditures, could be reached as early as the fourth quarter of 2006, and that the company will be free cash flow positive, after capital expenditures, for the full-year 2007. The payments associated with the purchase and launch of this satellite were anticipated in SIRIUS’ guidance concerning free cash flow positive.

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About SIRIUS

SIRIUS delivers more than 125 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 67 music channels available nationwide. SIRIUS also delivers 61 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NBA and NHL and broadcasts live play-by-play games of the NFL, NBA and NHL. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam's Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln-Mercury, Mazda, Mercedes-Benz, MINI, Nissan, Rolls Royce, Scion, Toyota, Porsche, Volkswagen and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

G-SIRI

Media Contact:

Patrick Reilly

SIRIUS

212.901.6646

preilly@siriusradio.com

Jim Collins

SIRIUS

212.901.6422

jcollins@siriusradio.com